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                                                                     EXHIBIT 2.2

            Amendment No. 1 to the Agreement for the Acquisition of All Outstanding Stock of ESI, Engineering Services, Inc.

     This Amendment No. 1 to that certain Agreement (the "Original Agreement") for the Acquisition of all outstanding stock of ESI, Engineering Services, Inc. ("ESI") by and among the Keith Companies, Inc. ("Buyer"), Lynn C. Cannady, Glenn
I. Chase and Stephen J. Lane (collectively, "Sellers" or individually, a "Seller") is entered into as of June 3, 1999 to amend some of the provisions of the Original Agreement as follows:

1. Adjustment for Present and Future Stock Splits. All references to: (a) a number of shares of Buyer's common stock and (b) a number of options or rights to acquire or sell Buyer's common stock shall be automatically reduced in the event Buyer implements a reverse stock split and automatically increased in the event Buyer implements a stock split, in both cases in proportion to the reverse stock split or the stock split as the case may be. All references to: (a) a price at which Buyer's common stock may or must be sold or purchased, and (b) a price at which options or rights to acquire or sell Buyer's common stock may or must be sold or purchased shall be automatically increased in the event Buyer implements a reverse stock split and automatically decreased in the event Buyer implements a stock split, in both cases in proportion to the reverse stock split or the stock split as the case may. Regardless of when this Amendment is executed by Buyer and the Sellers, it shall be effective immediately prior to the implementation of Buyer's 2.7 to 1 reverse stock split.

2. Removal of Restrictive Legend. Within three business days of the effectiveness of Buyer's Initial Public Offering of Buyer's common stock and after receipt by Buyer (or Buyer's Transfer Agent) of Sellers' certificates representing the shares of Buyer's common stock issued to Seller's pursuant to
Section II.E.1., Buyer shall deliver to Sellers new certificates that (a) reflect the 2.7 reverse stock split implemented by Buyer in connection with its Initial Public Offering, (b) to the fullest extent authorized by applicable federal and state securities laws, including Rule 144 promulgated under the Securities Act of 1933, are free of any legend which restricts the free transferability of the shares represented by such certificate, and (c) are in a form equivalent to that of certificates delivered to purchasers of the Buyer's common stock in its Initial Public Offering.

3. Two Hour Right of First Refusal. For a period of 180 days following Buyer's initial public offering, each of Sellers shall, prior to transferring any of the shares represented by the certificates issued pursuant to paragraph 2 above, notify between the hours of 8:00 a.m and 3:00 p.m. (Pacific Time) by telephone call and by facsimile both of the persons indicated below (the "Underwriters' Representatives") of: (a) Seller's offer (the "Offer") to sell to the designee of the Underwriters' Representatives the number of shares of Buyer's common stock that Seller wishes to sell (the "Offered Shares"), (b) the identity of Seller, and (c) a method for reaching Seller within the two hour period then following. If either one of the Underwriters' Representatives do not agree within two hours of the time the Offer was communicated to purchase the Offered Shares at the market price (or the bid price , if applicable) in effect at the time the Offer was communicated, then Seller shall be free to sell the Offered Shares without restriction. The Offer shall be deemed to have been communicated when Seller has actually spoken with one of the Underwriters' Representatives and has successfully transmitted to both
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Underwriters' Representatives a facsimile giving the details specified above;
provided, however, that each of the Underwriters' Representatives shall exercise good faith in responding to any messages left by any Seller. Subsequent to the execution of this Amendment, other Underwriters' Representatives may be identified in writing by either of the Underwriters' Representatives pursuant to the Notice provisions of the Original Agreement. The Underwriters' Representatives shall be:


     Henry K. S. Wilson
     Telephone:             (415) 954-8343
     Fax:                   (415) 954-8335

     John Merriman
     Telephone:             (415) 954-8336
     Fax:                   (415) 954-8361

4.   Accelerated Vesting of Options.   The options issued to each of the Sellers
pursuant to Section II.E.2 (but no other options) shall immediately vest and become exercisable upon the effectiveness of Buyer's initial public offering notwithstanding any other term or provision to the contrary. The references to the date of October 1, 1999 in the second sentence of the second paragraph of
Section II.E.2. and the date of October, 1999 in the last sentence of the second paragraph of Section II.E.2. are hereby deleted and replaced with "the date of Buyer's initial public offering."

5. No Other Terms Amended. No other terms of the Original Agreement are amended by this Amendment No. 1.


Sellers:


/s/ LYNN C. CANNADY
-------------------
Lynn C. Cannady


/s/ GLENN I. CHASE
------------------
Glenn I. Chase


/s/ STEPHEN J. LANE
-------------------
Stephen J. Lane


Buyer:

The Keith Companies, Inc.



By: /s/ ARAM H. KEITH
---------------------
Aram H. Keith, Chief Executive Officer